Exhibit 10.1

PAYMENT AGREEMENT

This PAYMENT AGREEMENT is made effective as of January 31, 2013 by and among                      (“Executive”) and Venoco, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company has in the past granted to Executive certain shares of restricted stock as an inducement for Executive to remain with the Company and to increase the Company’s value to its stockholders;

WHEREAS, as a result of the consummation on October 3, 2012 of the transactions contemplated by that certain Agreement and Plan of Merger dated as of January 16, 2012 (the “Merger Agreement”), Executive’s unvested shares of restricted stock were converted into the right to earn a cash payment in respect of each then existing share of restricted stock equal to the Merger Consideration of $12.50 per share on the dates the shares would otherwise have vested (the “Restricted Stock Cashout Amounts”);

WHEREAS, pursuant to the terms of the Merger Agreement, the Restricted Stock Cashout Amounts are payable by the Company as and when the then existing shares of restricted stock would otherwise have vested, generally in February and/or March of 2013, subject to Executive’s continued employment through the vesting dates;

WHEREAS, the Company has requested that Executive, along with certain other executives and directors of the Company, agree to delay receipt of the Restricted Stock Cashout Amounts to which Executive may be entitled in order to manage the Company’s liquidity; and

WHEREAS, the Executive is willing to delay receipt of a portion of the Restricted Stock Cashout Amounts to which Executive may be entitled in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.              Restricted Stock Cashout Amounts.  Executive is entitled to the Restricted Stock Cashout Amounts set forth in Exhibit A to this Agreement if he continues to be an employee of the Company on the vesting dates as set forth on Exhibit A (or otherwise vests under the terms of the restricted stock grants, as modified by the Merger Agreement).

2.              Payment Agreement.  Executive hereby agrees that, in the event Executive becomes vested in the Restricted Stock Cashout Amounts,     % of such amounts shall not be paid at the times set forth in the Merger Agreement, but shall instead be paid on January 6,

2014 (the “Payment Date”).  As an inducement for Executive to enter into this Agreement, the Company shall also pay to the Executive an amount in cash equal to twenty-five percent (25%) of the Restricted Stock Cashout Amounts actually paid to Executive (the “Additional Amount”) on the Payment Date, which Additional Amount shall also be payable to Executive on the Payment Date.  In no event shall Executive be entitled to receive any Restricted Stock Cashout Amounts or Additional Amount related thereto if Executive fails to vest in the Restricted Stock Cashout Amounts.  However, once vesting occurs, the Company’s obligation to pay the Restricted Stock Cashout Amounts and Additional Amount shall be unconditional and irrevocable.  Nothing in this Agreement shall be deemed to modify or amend the vesting conditions related to the Restricted Stock Cashout Amounts (as set forth in the various restricted stock agreements and as modified by the terms of the Merger Agreement), including any applicable vesting acceleration provisions.

3.              Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, and local taxes as shall be required to be withheld pursuant to applicable law or regulation.

4.              Successors.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns and any such successor or permitted assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

5.              409A/ Other Tax Assessments.

a.              General.  The parties intend that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), nor be taxable prior to actual receipt, and the provisions of this Agreement shall be construed and administered in accordance with such intent. To the extent such potential payments or benefits could become subject to Code Section 409A, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

b.              Tax Indemnification.  In the event any payment hereunder is subject to any taxes, interest, or penalties under Section 409A of the Code (such taxes, interest, or penalties being the “409A Amount”), or any interest or penalties arising as a result of the premature taxation of such amounts under the theory of constructive receipt or similar common law income inclusion doctrine, the Company shall indemnify and reimburse to Executive an amount (the “Gross-Up Amount”) such that after payment by Executive of all taxes (including any interest or penalties imposed) on such Gross-Up Amount, Executive retains an amount equal to the 409A Amount, or in the case of premature taxation under the theory of constructive receipt or similar common law income inclusion doctrine, the amount of such interest and penalties.  The Gross-Up Amount shall be paid when the 409A Amount is determined but no later than the last day of the calendar year following the calendar year in which the 409A Amount, or penalty or interest amount as a result of premature taxation, is incurred.  The Company agrees to provide, at no cost to Executive, independent expert tax counsel to represent all similarly situated Executives should the tax treatment contemplated herein be challenged by federal or state authorities.

c.               Contest Procedure.  Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Amount.  Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

i.                                 give the Company (as applicable) any information reasonably requested by the Company relating to such claim,

ii.                              take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

iii.                           cooperate with the Company in good faith in order effectively to contest such claim, and

iv.                          permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any 409A Amount or income tax, interest and/or penalties imposed as a result of such contest and payment of costs and expenses (including legal fees).  Without limitation on the foregoing provisions of this paragraph, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any 409A Amount or income tax, interest and/or penalties imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Amount would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

6.              Miscellaneous.

a.              Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

a.              Amendment.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

b.              Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and the remaining provisions shall be enforced to the fullest extent permitted by law.

c.               No Waiver.  Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have under this Agreement shall not be deemed to be a waiver of any other provision or right of this Agreement.

d.              Notices.  All notices and other communications under this Agreement shall be in writing and shall be given to the other party by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	To the most recent home address on file with the Company.

If to the Company:	Venoco, Inc.
Attn: General Counsel
370 17th Street, Suite 3900
Denver, Colorado 80202

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Date:
Executive Name

VENOCO, INC., a Delaware corporation

Date:	By: